 Exhibit 10.2

IPWIRELESS, INC.

EMPLOYEE INCENTIVE PLAN

Amended and Restated as of November 9, 2006

ARTICLE I.

IDENTIFICATION OF THE PLAN

This plan was adopted by the Board of Directors of IPWireless, Inc. (the “Company”) on October 31, 2002 and approved by the stockholders of the Company on December 6, 2002. This plan was subsequently amended by the Company's Board of Directors on June 22, 2004 and the amendment was approved by written consent of Participants holding more than a majority of the outstanding Participant Shares granted under this plan as of July 28, 2004. This plan was further amended by the Company's Board of Directors on January 31, 2006 and the amendment was approved by written consent of Participants holding more than a majority of the outstanding Participant Shares granted under this plan as of January 31, 2006. This plan was further amended by the Company's Board of Directors on November 9, 2006 and the amendment was approved by written consent of Participants holding more than a majority of the outstanding Participant Shares granted under this plan as of November 22, 2006, and a majority of the Company’s stockholders as of November 9, 2006. This plan shall be known as the IPWireless, Inc. Employee Incentive Plan (the “Incentive Plan”). The purpose of this Incentive Plan is (i) to advance the best interests of the Company by providing certain Employees and Consultants of the Company and its Subsidiaries who have substantial responsibility for its management and growth with a significant additional incentive to promote the financial success of the Company and (ii) to provide an incentive which may be used to induce able persons to enter into, or remain in, the service of the Company, its divisions or Subsidiaries.

ARTICLE II.

DEFINITIONS

For purposes of this Incentive Plan, the following terms shall have the meanings set forth below:

“Adjusted Aggregate Plan Amount” means an amount equal to the Aggregate Plan Amount minus the aggregate of all amounts distributable or otherwise payable as proceeds in a Liquidation (after deduction for the Adjusted Aggregate Plan Amount payable under this Incentive Plan) to individuals who are either (i) Employees as of the date immediately prior to the effective time of such Liquidation or (ii) Consultants as of the date immediately prior to the effective time of such Liquidation who are Participants under this Incentive Plan, with respect to (A) all shares of Common Stock held by them, directly or indirectly (including without limitation shares held by their respective family members or in trust for their benefit or for the benefit of any of their respective family members), measured as of the effective time of a Liquidation, which are not subject to repurchase by the Company in the event of such Employee or

Consultant’s termination of employment from the Company or its Subsidiaries (including all shares of Common Stock for which the Employee or Consultant receives Liquidation Consideration proceeds which are not subject to forfeiture to the Company or any successor entity (other than as a result of any escrow, earn-out or similar arrangement as provided for in Section 5.3 below) and all shares of Common Stock for which the repurchase right lapses as a result of the Liquidation), (B) vested options, warrants or other rights to acquire Common Stock held by them, directly or indirectly (including without limitation vested options, warrants or other rights held by their respective family members or in trust for their benefit or for the benefit of any of their respective family members), measured as of the effective time of a Liquidation (including such options, warrants or other rights which become vested as a result of the Liquidation), and (C) all vested Common Stock, options, warrants and other rights held by the direct or indirect transferees of such Employees and Consultants (including the Persons listed in (A) and (B) above) (the amounts distributable or otherwise payable or deemed to be payable to Employees and Consultants pursuant to (A), (B) and (C) above shall be referred to herein as the “Aggregate Employee Value”). For purposes of determining the Aggregate Employee Value, shares of Common Stock that are not subject to repurchase by the Company and options, warrants or other rights to acquire Common Stock that have vested shall include without limitation Common Stock and options, warrants or other rights to acquire Common Stock that are subject to (i) acceleration of vesting on such Liquidation, or (ii) acceleration of vesting on termination of employment or consultant relationship if such termination occurs at or prior to the effective time of such Liquidation. With respect to warrants, options or other rights to acquire Common Stock, the “amounts distributable or otherwise payable as proceeds in such Liquidation” shall be equal to the amounts distributable or otherwise payable in such Liquidation with respect to the shares of Common Stock underlying such vested options, warrants or other rights to acquire Common Stock, including the fair market value (determined in accordance with Article IV, Section (B)2(c)(ii) of the Certificate) of any options or other securities issued in exchange for such vested options, warrants or other rights in such Liquidation, minus the aggregate exercise or purchase price thereof that has not been paid as of the effective time of Liquidation. The Aggregate Employee Value and the “amounts distributable or otherwise payable as proceeds in a Liquidation” to the Persons in (A), (B) and (C) above shall take into account the reduction of the amount of Liquidation Consideration as a result of amounts payable under this Incentive Plan. Since the determination of the Aggregate Employee Value is dependent on the amounts payable under this Incentive Plan and the Adjusted Aggregate Plan Amount is dependent on the Aggregate Employee Value, the calculation of each shall be made by iterating each dependent formula until each is solved without requiring further iteration. If the Aggregate Employee Value is equal to or greater than the Aggregate Plan Amount then the Adjusted Aggregate Plan Amount shall be equal to $0 and there shall be no distributions to Participants under this Incentive Plan.

“Aggregate Plan Amount” means an amount equal to the product of (A) the Liquidation Consideration, multiplied by (B) the Liquidation Percentage (as defined below).

“Board” means the Board of Directors of the Company.

“Certificate” means the Company’s Seventh Amended and Restated Certificate of Incorporation, as it may be amended from time to time after the date of adoption of this Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” is defined in Article III hereof.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company (or, if determined by the Committee in its sole discretion to be applicable, for stock or securities of a successor entity of the Company), such other stock or securities.

“Company” means IPWireless, Inc., a Delaware corporation, or if determined by the Committee in its sole discretion any successor entity to the Company.

“Consultant” means an individual who devotes substantially all of his or her business time and efforts to providing services to the Company or any of its Subsidiaries, and who is not an Employee.

“Employee” means an employee of the Company or any of its Subsidiaries who devotes substantially all of his or her business time and efforts to providing services to the Company or any of its Subsidiaries; provided that the Committee may in its sole discretion designate an employee who does not devote substantially all of his or her business time and efforts to providing services to the Company or its Subsidiaries as an “Employee” under this Incentive Plan.

“Grant Date” is defined in Article V hereof.

“Liquidation” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or a Company Sale as defined in Article IV, Section (B)2(c)(i) of the Certificate; provided such Liquidation constitutes a change of control event pursuant to Section 409A of the Internal Revenue Code

“Liquidation Consideration” means the aggregate amount distributable or otherwise payable to the holders of capital stock, options, warrants and other rights to purchase capital stock of the Company (without regard to the amounts payable under this Incentive Plan) as proceeds in the event of a Liquidation, including any shares of capital stock, options or other securities issued in exchange for such shares of capital stock, vested options, warrants or other rights in such Liquidation; the value of such proceeds, if other than in cash, shall be determined in accordance with Article IV, Section (B)2(c)(ii) of the Certificate.

“Liquidation Percentage” shall mean the following percentage determined based on the Liquidation Consideration in a Liquidation, with the Liquidation Percentage being derived using linear interpolation where the Liquidation Consideration is a value between one of the listed values:

Liquidation Consideration	Liquidation Percentage
Less than $100,000,000	0.00%

$100,000,000	3.00%
$125,000,000	4.00%
$150,000,000	4.30%
$175,000,000	4.50%
$200,000,000	5.00%
$225,000,000	7.00%
$250,000,000	8.25%
$275,000,000	8.625%
$300,000,000	9.00%
$400,000,000	10.60%
Greater than or equal to $500,000,000	15.00%

For example, if the Liquidation Consideration is $215,000,000, then the Liquidation Percentage would be 6.2%.

“Participant” is defined in Article IV hereof.

“Participant Share” means a portion of the Adjusted Aggregate Plan Amount, expressed as a percentage, which is to be allocated and paid to each Participant in accordance with Article V below.

“Participant Share Agreement” is defined in Article VI hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock and any other series or class of preferred stock hereafter designated by the Company.

“Public Offering” means the sale of shares of Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.

“Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.001 per share.

“Series C-1 Preferred Stock” means the Company’s Series C-1 Preferred Stock, par value $0.001 per share.

“Series C-2 Preferred Stock” means the Company’s Series C-2 Preferred Stock, par value $0.001 per share.

“Series C-3 Preferred Stock” means the Company’s Series C-3 Preferred Stock, par value $0.001 per share.

“Series C-4 Preferred Stock” means the Company’s Series C-4 Preferred Stock, par value $0.001 per share.

“Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.001 per share.

“Subsidiary” means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

ARTICLE III.

ADMINISTRATION OF THE PLAN

The Incentive Plan shall be administered by a committee appointed by the Board of which the Company’s Chief Executive Officer shall be a member (the “Committee”); provided that if for any reason the Committee shall not have been appointed by the Board, all authority and duties of the Committee under the Incentive Plan shall be vested in and exercised by the Board. Subject to the limitations of this Incentive Plan, the Committee shall have the sole and complete authority to: (i) select Participants to participate in the Incentive Plan, (ii) grant Participant Shares to Participants in such amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Participant Shares as it shall deem appropriate, (iv) subject to Sections 6.5 and 6.6 below, amend this Incentive Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Incentive Plan, (v) subject to Sections 6.5 and 6.6 below, interpret, correct any defect or omission, reconcile any inconsistency or ambiguity in this Incentive Plan, in any Participant Shares granted hereunder or related documentation, including any Participant Share Agreement previously entered into, and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Incentive Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all Participants. All expenses associated with the administration of this Incentive Plan shall be borne by the Company. If for any reason the Committee shall not have been appointed by the Board, the Board may, to the extent permitted by law, delegate any of its authority hereunder to another committee of the Board or such other Persons as it deems appropriate, and shall make good faith efforts to appoint the Company’s Chief Executive Officer to such other committee.

ARTICLE IV.

PARTICIPATION

An individual shall be eligible to be granted Participant Shares under this Incentive Plan only if on the proposed Grant Date for such Participant Shares, such individual is an Employee or Consultant of the Company or any Subsidiary as determined by the Committee. Such individuals who have actually been granted Participant Shares shall be known as “Participants” for the purposes of this Incentive Plan.

ARTICLE V.

GRANTS OF PARTICIPANT SHARES

5.1        Power to Grant Participant Shares. The Committee shall have the right and the power to grant Participant Shares (expressed as a percentage) at any time to any eligible person, but in no event shall the aggregate number of Participant Shares granted to all Participants exceed 100.00% of the Adjusted Aggregate Plan Amount; provided, however, if a Participant forfeits his or her Participant Shares prior to a Liquidation as set forth in Section 6.2 below, the forfeited Participant Shares shall be available for future grant by the Committee. Participant Shares shall not entitle the holders thereof to any rights in, or to own any, shares of Common Stock or other capital stock of the Company, including without limitation any voting rights. The date on which any Participant Share is granted to any Participant shall be the “Grant Date” with respect to such Participant Share.

5.2        Payment of Adjusted Aggregate Plan Amount upon Liquidation. Subject to Sections 5.3 and 6.3, upon a Liquidation of the Company in which any Liquidation Consideration is distributable or payable to the holders of capital stock, options, warrants and other rights to purchase capital stock of the Company, the Company shall pay to the Participants who hold Participant Shares the amounts, in cash, represented by such Participant Shares, in an aggregate amount not to exceed the Adjusted Aggregate Plan Amount; provided that no such payments shall be made to any Participants prior to the payment in full of all amounts payable to holders of Series C-1 Preferred Stock pursuant to Article IV, Section (B)2(a)(i) of the Certificate as a result of the Liquidation. Upon payment of all such amounts to such Participants, such Participants shall have no right to further payment under this Incentive Plan. In the event that some or all of the Liquidation Consideration is in a form other than cash, the Company shall make good faith efforts to enable the amounts to be paid by the Company to the Participants hereunder to be paid in the form of cash; provided that in no event shall the inability of the Company to pay the amounts due to the Participants under this Incentive Plan in cash or any other obligation of the Company pursuant to this Incentive Plan limit the Company’s ability to consummate a Liquidation transaction.

5.3        Escrow and Other Contingent Amounts. In the event the proceeds of a Liquidation are subject to any escrow, earn-out or similar arrangements pursuant to the terms and conditions of the transaction agreements relating to the Liquidation, a proportional amount of such escrow, earn-out or similar arrangements shall be payable to the Participants (pro rata according to their Participant Shares) at the same time that the amounts payable under such escrow, earn-out or similar arrangements are determined and paid to stockholders of the Company pursuant to such transaction agreements. Such proportional amounts shall not be earned by and paid to Participants except to the extent the Company’s stockholders become under the terms and conditions of the Liquidation entitled to receive payments related to such escrow, earn-out or similar arrangements. In no event shall the aggregate of all payments under this Incentive Plan exceed the amount which the Adjusted Aggregate Plan Amount would have been had all such contingent payments been determined and received as of the initial closing of the transactions relating to the Liquidation.

5.4        Public Offering. In the event of a Public Offering, this Incentive Plan shall terminate in its entirety and no Participant shall have any right thereafter to receive any payment or other amount under this Incentive Plan (except for any amounts payable under Section 5.3 with respect to Liquidations consummated prior to the Public Offering).

5.5        Determination of Amounts. In connection with any Liquidation, the Liquidation Consideration, Aggregate Plan Amount, Aggregate Employee Value, Adjusted Aggregate Plan Amount and all other calculations required under this Incentive Plan, including without limitation, the value of any non-cash consideration payable to Participants under this Incentive Plan, shall be determined in good faith by the Committee, whose determination shall be final and binding on all Participants.

5.6        Examples. The examples set forth on Exhibit A illustrate calculation of the Adjusted Aggregate Plan Amount and an individual Participant’s Participant Share and are intended to clarify the Company’s intent with regard to definitions and provisions of this Plan. The assumptions set forth on Exhibit A are for purposes of these examples only and are not intended as a representation, estimate, prediction or guarantee of future outcomes.

ARTICLES VI.

GENERAL PROVISIONS

6.1        Written Agreement. Each Participant Share granted hereunder to a Participant shall be embodied in a written agreement (a “Participant Share Agreement”) which shall be signed by the Participant and by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company for and in the name and on behalf of the Company. Each Participant Share Agreement shall contain provisions setting forth the terms and conditions of such Participant Share and shall be subject to the terms and conditions of this Incentive Plan. The Participant Share Agreement may, but need not be, included as part of an employment or consulting agreement among the Participant, the Company and, if applicable, one or more of the Company’s Subsidiaries.

6.2        Limitations on Transferability; Termination. Participant Shares held by a Participant may not be transferred by such Participant. Participant Shares shall terminate upon the termination of the employment of such Participant by the Company or its Subsidiaries for any reason (including, but not limited to, the termination by the Company or its Subsidiaries without cause or the death of such Participant) or the termination of the consulting relationship between the Company and its Subsidiaries and such Participant for any reason, as applicable; except that Participant Shares shall not terminate upon the termination of employment or consulting relationship (except for a termination for cause or due to the death of such Participant) if such termination occurs at or after the time of the Liquidation.

6.3        Withholding; Offset. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold from any Participant (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due with respect to any payment due with respect to any Participant Share and to offset against any payments due with respect to a Participant’s Participant Share any payments owed by the Participant to the Company.

6.4        Rights of Participants. Nothing in this Incentive Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate any Participant’s employment or consulting relationship at any time (with or without cause), nor confer upon any Participant any right to continue in the employ or service of the Company or its Subsidiaries for any period of time or to continue his present (or any other) rate of compensation. No Employee or Consultant shall have a right to be selected as a Participant under this Incentive Plan or, having been so selected, to be selected again as a Participant under this Incentive Plan.

6.5        Amendment, Suspension and Termination of this Plan. The Committee may suspend, terminate, amend or modify this Incentive Plan: (a) prior to the grant of any Participant Shares under this Incentive Plan, with the written consent of holders of a majority of the Common Stock held or issuable upon exercise of options, warrants and other rights to acquire Common Stock held by Employees and Consultants, and (b) after the grant of any Participant Shares under this Incentive Plan, with the written consent of Participants holding at least a majority of the Participant Shares granted under this Incentive Plan. No Participant Shares shall be granted hereunder after the tenth anniversary of the adoption of this Incentive Plan.

6.6        Amendment and Modification of Participant Shares. The Committee may not amend or modify the terms of any outstanding Participant Share Agreement unless the Committee has obtained the prior written consent of the Participant that is a party to such Participant Share Agreement; provided however, if such amendment or modification does not materially and adversely affect the Participant or if such amendment or modification does materially and adversely affect the Participant but not in a manner different than other Participants, then the Committee may amend or modify the terms of all outstanding Participant Share Agreements so affected upon the prior written consent of Participants holding at least a majority of the Participant Shares represented by such Participant Share Agreements that are so affected.

6.7        Indemnification. In addition to such other rights of indemnification as they may have as members of the Committee, the members of the Committee shall be indemnified by the Company and its Subsidiaries against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Incentive Plan or any

Participant Share granted or Participant Share Agreement entered into hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Committee member shall be entitled to the indemnification rights set forth in this Section 6.7 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; further provided that it shall be assumed that such Committee member has acted in good faith and in or not opposed to the best interests of the Company and lawfully, as applicable, unless the Company otherwise demonstrates; and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf

6.8        Governing Law. The rights and obligations of a Participant under this Incentive Plan shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to its or any other jurisdiction’s conflicts of laws principles.